Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2004 RESULTS;

SEGMENT INCOME INCREASES 18% TO $185 MILLION

Philadelphia, PA – October 13, 2004.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the third quarter and nine months ended September 30, 2004.

Third Quarter Results

Net sales in the third quarter rose to $1,992 million, a 7.5% increase over the $1,853 million in the third quarter of 2003. European Division net sales increased 9.4% in the third quarter of 2004 over the same period in 2003 and Americas Division net sales rose 5.0% compared to the 2003 third quarter.

Gross profit was up 13.8% in the third quarter to $273 million over the $240 million in the 2003 third quarter. As a percentage of net sales, gross profit expanded to 13.7% in the third quarter compared to 13.0% in the same quarter last year. The improvements reflect increased operating efficiencies, the ongoing positive effects of the Company’s cost containment and restructuring programs in recent years and stronger foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew 17.8% to $185 million in the third quarter, up $28 million over the $157 million in the 2003 third quarter. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations. Segment income as a percentage of net sales expanded to 9.3% from 8.5% in the same period last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are extremely pleased with the continuation of improving financial performance. In the third quarter, the Company again improved operating efficiencies as a result of changes we have made to our operating platform over the past few years. This is reflected by the 70 basis point expansion in gross margin for the period which underlies the growth in segment income.”

“Equally important, Crown continues to distinguish itself in the marketplace with leading innovations that enable our customers’ products to stand out on the retail shelves while enhancing the consumer’s ease of use. For example, our industry-leading can shaping technology and easy open ends are garnering increased customer attention. In addition, we are marketing our bi-compartmental aerosol technology for a new range of food, personal care and household products,” Mr. Conway added.

Interest expense in the third quarter was $91 million compared to $100 million in the third quarter of 2003. The decrease reflects the impact of lower average debt outstanding compared to the prior year third quarter partially offset by higher average interest rates.

As previously announced, on September 1, 2004, the Company successfully completed a $1.05 billion refinancing which consisted of the sale of €350 million of 6.25% first priority senior secured notes due 2011 and a new $625 million senior secured credit facility which included a $500 million revolving and letter of credit facility due in 2010 and a $125 million term loan facility due in 2011. The net proceeds of the refinancing were used to refinance the Company’s then-existing senior

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

credit facility. In connection with the refinancing, the Company recorded a non-cash charge of $33 million ($29 million after tax or $0.17 per diluted share) in the third quarter for the write-off of unamortized fees related to the refinanced debt. Additionally, on October 6, 2004, the Company sold €110 million of 6.25% first priority senior secured notes due 2011. The issuance was an add-on to the €350 million issued on September 1, 2004, bringing the aggregate principal amount of the 6.25% first priority senior secured notes due 2011 to €460 million. The net proceeds of the offering were used to repay the Company’s existing $125 million term loan facility, which was scheduled to mature in 2011 and for other corporate purposes.

Net income in the third quarter grew to $58 million, or $0.35 per diluted share, after net charges of $0.18 per diluted share for the loss on early extinguishments of debt and for restructuring provisions, partially offset by a net gain of $0.13 per diluted share for the remeasurement of foreign currency exposures in Europe. In the 2003 third quarter, net income was $6 million, or $0.04 per diluted share, which included a net loss of $0.29 per diluted share on provisions for asset impairments and restructuring partially offset by a net gain of $0.17 per diluted share related to foreign currency exposures in Europe.

Nine-Month Results

For the first nine months of 2004, net sales rose to $5,451 million, an increase of 8.2% over the $5,039 million in the first nine months of 2003. European Division net sales were up 11.0% in the first nine months of 2004 over the same period in 2003 and Americas Division net sales grew 4.8% compared to the first nine months of last year.

Gross profit for the nine-month period increased to $717 million, up 18.1% over the $607 million reported for the first nine months of 2003. Gross profit as a percentage of net sales for the nine-month period expanded to 13.2% compared to 12.0% of net sales in the first nine months of 2003. The improvements reflect increased operating efficiencies, stronger foreign currencies and firm volumes.

Segment income in the first nine months of 2004 improved 23.5% to $447 million, or 8.2% of net sales, over the $362 million, or 7.2% of net sales in the same period last year.

For the first nine months of 2004, interest expense was $270 million compared to $280 million for the same period last year. The decrease is the result of lower average debt outstanding compared to the prior year partially offset by higher average interest rates.

Debt and cash amounts were:

	September 30,	June 30,	December 31,	September 30,
	2004	2004	2003	2003

Total debt	$3,957	$3,904	$3,939	$4,272
Cash	295	251	401	432

	$3,662	$3,653	$3,538	$3,840

Receivables securitization	$160	$113	$90	$160

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net Income for the first nine months of 2004 grew to $78 million, or $0.47 per diluted share, after net charges totaling $0.20 per diluted share for losses on early extinguishments of debt and provisions for restructuring, partially offset by a net gain of $0.03 per diluted share for the remeasurement of foreign currency exposures in Europe. This compares to net income of $22 million, or $0.13 per diluted share, for the first nine months of 2003, which included a net gain of $0.49 per diluted share related to foreign currency exposures in Europe and a net loss of $0.49 per diluted share related to provisions for asset impairments and restructuring, the writedown of an equity investment and losses on early extinguishments of debt.

Conference Call

The Company will hold a conference call tomorrow, October 14, 2004 at 11:00 a.m. (EDT) to discuss this news release. The dial-in numbers for the conference call are (517) 308-9010 or toll-free (888) 790-1803 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on October 21. The telephone numbers for the replay are (402) 220-3473 or toll free (800) 947-2748 and the access passcode is 2893. A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations and Balance Sheets and Segment Information follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net sales	$1,992	$1,853	$5,451	$5,039

Cost of products sold	1,620	1,505	4,430	4,115
Depreciation and amortization	77	84	230	247
Pension expense	22	24	74	70

Gross profit (1)	273	240	717	607

Selling and administrative expense	87	80	269	242
Provision for restructuring	1	3	1	3
Provision for asset impairments and loss on sale of assets		46		43
Loss from early extinguishments of debt	33		37	9
Interest expense	91	100	270	280
Interest income	(2)	(2)	(5)	(7)
Translation and foreign exchange adjustments	(34)	(48)	(7)	(117)

Income before income taxes, minority interests and equity earnings	97	61	152	154
Provision for income taxes	32	45	56	84
Minority interests and equity earnings	(7)	(10)	(18)	(48)

Net income	$58	$6	$78	$22

Income per average common share:
Basic:	$0.35	$0.04	$0.47	$0.13

Diluted:	$0.35	$0.04	$0.47	$0.13

Weighted average common shares outstanding:
Basic	165,310,712	164,942,505	165,184,807	164,569,322
Diluted	168,000,750	166,182,474	167,513,309	165,617,818
Actual common shares outstanding	165,358,579	164,959,237	165,358,579	164,959,237

(1)	The Company views segment income, as defined below, as the principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three and nine months ended September 30 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Gross profit	$273	$240	$717	$607
Selling and administrative expense	87	80	269	242
Provision for restructuring	1	3	1	3

Segment income	$185	$157	$447	$362

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (CONDENSED & UNAUDITED)
(in millions)

September 30,	2004	2003

Assets
Current assets
Cash and cash equivalents	$295	$432
Receivables, net	1,095	1,076
Inventories	911	858
Prepaid expenses and other current assets	81	78

Total current assets	2,382	2,444

Goodwill	2,452	2,373
Property, plant and equipment, net	1,959	2,081
Other non-current assets	1,112	1,120

Total	$7,905	$8,018

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$99	$78
Current maturities of long-term debt	91	172
Other current liabilities	1,924	1,781

Total current liabilities	2,114	2,031

Long-term debt, excluding current maturities	3,767	4,022
Other non-current liabilities and minority interests	1,790	1,889
Shareholders’ equity	234	76

Total	$7,905	$8,018

Consolidated Supplemental Financial Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)
Net Sales	2004	2003	2004	2003

Americas	$771	$734	$2,159	$2,061
Europe	1,119	1,023	3,014	2,716
Asia	102	96	278	262

	$1,992	$1,853	$5,451	$5,039

Segment Income

Americas	$66	$43	$153	$107
Europe	126	116	323	279
Asia	19	16	45	38
Corporate	(26)	(18)	(74)	(62)

	$185	$157	$447	$362